Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, IL 60611, (including affiliates and its successors, assigns, employees, officers, directors, representatives, shareholders and agents, collectively referred to as "Brookdale"), and Deborah C. Paskin ("Employee") have entered into this Separation Agreement and General Release (this "Agreement") as of this 15th day of September 2006 (collectively referred to as the "Parties"). In consideration of the mutual promises contained herein, the Parties agree as follows:

1.

Last Day of Employment. Employee and Brookdale agree that Employee's employment with Brookdale shall terminate on January 1, 2007, or such earlier date as may be agreed upon by Employee and Brookdale (the date on which such a qualifying termination occurs being called the "Termination Date"); provided that any earlier termination by Employee's death or "Disability", as defined below, or by Brookdale without "Cause", as defined below, shall also be deemed a qualifying termination, any date on which it occurs also being called the Termination Date). If Employee's employment is terminated in accordance with the preceding sentence, Brookdale will pay Employee all earned but unpaid salary and all accrued but unused paid time off (including vacation time) earned by Employee (or which would have been earned if employment had continued) through January 1, 2007, less applicable withholdings and deductions, as soon as practicable after the Termination Date. In addition, Brookdale will reimburse Employee for all business expenses incurred on behalf of Brookdale, in accordance with Brookdale's policies with respect to the reimbursement of expenses. Employee hereby confirms that effective on the Termination Date (or any other termination of employment), Employee will no longer hold any positions as an officer, director or employee of Brookdale (including its parents, subsidiaries and affiliates at any level), and Employee agrees to promptly execute such customary documents and take such customary actions as may be necessary or reasonably requested by Brookdale to effectuate or memorialize the termination of such positions. "Cause" and "Disability" shall have the meanings defined in Section 5(d) of the Employment Agreement, dated August 9, 2005, between Employee, Brookdale and Brookdale Living Communities, Inc. (the "Employment Agreement"), provided that references therein to "this Agreement" shall be deemed to refer to this Agreement (and not the Employment Agreement); such definitions, as so modified, are hereby incorporated by reference. Employee and Brookdale agree that Employee shall serve as Brookdale's General Counsel until the Termination Date, or such earlier date as Brookdale may hire another individual to serve as General Counsel (the "Transition Date"). If a Transition Date occurs, then, effective as of such date, Employee hereby resigns her position as General Counsel and any positions as an officer or director of Brookdale (including its parents, subsidiaries and affiliates at any level), and agrees to promptly execute such customary documents and take such customary actions as may be necessary or reasonably requested by Brookdale to effectuate or memorialize the termination of such positions. Employee shall continue to serve as a key employee of Brookdale after the Transition Date, assisting in the transition until the Termination Date.

2.	Special Payments
(a)

Initial Payment. Subject to this Agreement having been completely executed and the revocation period described in Section 17 hereof having passed, 1,000 of the shares subject to the terms of the Award Agreement under the Brookdale Living Communities, Inc. Employee Restricted Stock Plan, dated August 9, 2005, between Employee and Brookdale Living Communities, Inc. (the "Award Agreement"), shall become fully vested on the first business day after the revocation period described in Section 17 hereof has passed, and shall be delivered as soon as practicable after such date. Employee acknowledges that this payment is in addition to any amounts to which Employee is already entitled and that the payment is adequate and satisfactory consideration for the assurances made by Employee in this Agreement, including, without limitation, the general release of claims given in Section 3 hereof.

(b)

Payment for Services. If (and only if) Employee's employment is terminated in accordance with the first sentence of Section 1 hereof, 1,000 of the shares subject to the Award Agreement shall become fully vested on the Termination Date and shall be delivered as soon as practicable after such date. If Employee is employed by Brookdale on December 31, 2006, a bonus shall be calculated based on the 2006 Target Bonus of one hundred thousand dollars ($100,000) described in Section 3 of the Employment Agreement and the level of achievement of the previously established applicable performance standards, as determined by the Brookdale board of directors. The bonus so calculated (if any) shall be delivered at the same time as similarly designed bonuses under the employment agreements of other Brookdale employees are delivered and shall be comprised of 50% cash and 50% vested shares of Brookdale common stock ("Bonus Shares"). Employee acknowledges that these Section 2(b) payments are in lieu of and in full satisfaction of any obligations, including any amounts that might be payable or securities deliverable, under any contract, agreement, plan, policy, program, practice or otherwise, past or present, of Brookdale or any of its affiliates, including, but not limited to, the Employment Agreement (including, but not limited to any severance payment under Section 5(b) thereof)) other than any accrued and vested benefits under any tax-qualified retirement plans (viz., the Company's 401K plan). Employee hereby waives any rights Employee might otherwise have with respect to such obligations.

(c)

Final Separation Payment and Final Separation Agreement. A form of "Final Separation Agreement" is attached hereto as Exhibit A. If (and only if) Employee's employment is terminated in accordance with the first sentence of Section 1 hereof, Employee will be asked to execute a Final Separation Agreement substantially in the form attached hereto on or after the Termination Date; however, the provisions of this Agreement are not contingent upon Employee's execution of the Final Separation Agreement. Subject to the Final Separation Agreement having been completely executed by Employee (or, in the event of the Employee's prior death, a representative of Employee's estate) and the revocation period described therein having passed, 45,368 of the shares subject to the Award Agreement shall become fully vested in accordance with the provisions of the Final Separation Agreement.

(d)

Forfeiture of Remaining Shares. Employee recognizes that, effective as of the passing of the revocation period described in Section 17 hereof, except for the 47,368 shares of restricted stock subject to the Award Agreement described in Sections 2(a), 2(b) and 2(c) hereof, Employee is forfeiting all unvested shares of restricted stock (if any) that were granted to Employee pursuant to the Award Agreement or otherwise. Employee agrees that those 47,368 shares of restricted stock described in Sections 2(a), 2(b) and 2(c) hereof shall vest only in accordance with those Sections and shall otherwise be forfeited upon a termination of employment.

3.

Employee General Release of Claims. Employee for Employee, Employee's estate, Employee's heirs, family members, successors and assigns hereby voluntarily, knowingly and willfully forever releases and discharges Brookdale and all persons acting by, through, under or in concert with Brookdale in both their official and personal capacities from any and all claims, whether or not known, accrued, vested or ripe, that Employee has or may have against Brookdale arising from or in any way related to Employee's employment with Brookdale up to and including the date of execution of this Agreement or the termination of that employment relationship in accordance with the contractual provisions of this Agreement, including, but not limited to, any such claim for an alleged violation of the following statutes and court-made legal principles:

o	Title VII of the Civil Rights Act of 1964, as amended;
o	The Civil Rights Act of 1991;
o

Any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its "qui tam" provisions;

o	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
o	The Employee Retirement Income Security Act of 1974, as amended;
o	The Immigration Reform and Control Act, as amended;
o	The Americans with Disabilities Act of 1990, as amended;
o	The Age Discrimination in Employment Act of 1967, as amended;
o	The Workers Adjustment and Retraining Notification Act, as amended;
o	The Occupational Safety and Health Act, as amended;
o	The Fair Labor Standards Act of 1938, as amended;
o	The Illinois Human Rights Act, as amended;
o	The Municipal Code of Chicago, as amended;
o	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

o	any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement) or a covenant of good faith and fair dealing;
o	any public policy, contract, tort, or common law; or
o	any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Employee may have: (i) under this Agreement; (ii) for indemnification under any written indemnification agreement by and between Employee and Brookdale and/or under applicable law or Brookdale's charter or bylaws; (iii) under any applicable insurance coverage(s); or (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans.

4.

Brookdale Release. Brookdale for itself, its officers, directors, successors, affiliates, agents, employees and assigns, both in their individual and representative capacities, hereby voluntarily, knowingly and willfully forever releases and discharges Employee, Employee's agents, attorneys, representatives, heirs and assigns from any and all claims, whether or not known, accrued, vested or ripe, that Brookdale has or may have against Employee arising from or in any way related to Employee's service with Brookdale up to and including the date of execution of this Agreement or the termination of that employment relationship in accordance with the contractual provisions of this Agreement, including, but not limited to, any such claim for an alleged violation of any federal, state or local law, regulation or ordinance; any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement) or a covenant of good faith and fair dealing; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Brookdale may have (i) under the terms of this Agreement or (ii) as a result of any unlawful or fraudulent conduct by Employee.

5.

Affirmations. Employee and Brookdale each affirm that neither has filed, caused to be filed, or presently is a party to any claim, complaint, or action against the other in any forum or form. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Employee disclaims and waives any right of reinstatement with Brookdale. Brookdale affirms that, in accordance with the terms of the Award Agreement, Employee is entitled to receive all dividends declared, with a record date prior to any forfeiture of such shares, on the shares subject to the Award Agreement, without regard to any restrictions on dividend receipt under the award's governing documents which might otherwise apply. Brookdale further affirms that, after the Termination Date has passed and vesting has occurred as provided in this Agreement, both the vested Bonus Shares and the vested shares granted pursuant to the Award Agreement will be freely transferable by Employee, without restriction under (i) any agreement to which Brookdale is a party and (ii) any policy of Brookdale. The vested Bonus Shares will also be without restriction under any registration requirements of any state or federal securities law, but the vested shares granted pursuant to the Award Agreement will be subject to certain requirements under state or federal securities law.

6.

Benefits and COBRA. Except as otherwise provided in this Section 6, effective as of the Termination Date, Employee will cease all Brookdale health benefit coverage and (except as provided in this Agreement) other benefit coverage. Employee acknowledges that Brookdale has advised Employee that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Employee has a right to elect continued coverage under the Brookdale group health plan for a period of eighteen (18) months from the Termination Date. Provided Employee timely elects COBRA coverage, Brookdale agrees to provide continued group health plan coverage for Employee and Employee's eligible dependents (to the extent so elected) for twelve (12) months following the Termination Date at Brookdale's expense subject to co-payments and deductibles applicable to active employees of Brookdale.

7.

Non-Disparagement. Employee agrees not to make critical, negative or disparaging remarks about Brookdale, including, but not limited to, comments about any of its products, services, management, business or employment practices, and not to voluntarily aid or voluntarily assist any person in any way with respect to any third party claims pursued against Brookdale. Brookdale agrees not to engage in, conduct or make statements or representations that are critical, negative or disparaging with respect to Employee, Employee's business or personal reputation. If called to provide information to any actual or prospective subsequent employer of Employee, Brookdale will only disclose those matters covered in public filings, and that Employee's departure was amicable. Any description of Employee's departure from Brookdale in any public filing or document (or otherwise) by or on behalf of Brookdale shall be accurate and fully consistent with that contained herein and shall be fully agreed to by Employee except to the extent that Brookdale in good faith views its disclosure requirements under applicable law to require disclosure which is not so agreed to. Brookdale will attempt in good faith to provide Employee with an opportunity to review and comment on any such filing or document before it is publicly disclosed. Nothing in this Section will prevent the Employee or Brookdale from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process.

8.

'34 Act Filing. Brookdale will disclose the existence and terms and will file this Agreement with the Securities and Exchange Commission in satisfaction of its reporting obligations under the Securities and Exchange Act of 1934, as amended. The Form 8-K to be filed to which this Agreement shall be attached as an exhibit and any press release issued in connection with Employee's departure from Brookdale shall first be furnished to Employee with an opportunity for Employee to comment, and Brookdale will attempt in good faith to provide Employee with an opportunity to review any changes or additions to any such disclosure in any other public filings or disclosure in advance.

9.

Continuing Obligations to Brookdale. The Parties' rights under the provisions of Section 15 and 16 of the Award Agreement relating to non-competition, non-solicitation of employees, clients and others, and confidentiality are unaffected by the execution of this Agreement and are incorporated by reference herein; provided, however, that if, after the Termination Date, Employee enters the private practice of law with a law firm which has a client which is a "Competing Business" (as defined in the Award Agreement), such association shall not be deemed a violation of the non-competition covenant so long as Employee does not render, or participate in any way in the rendering of, legal services to such client. The non-disparagement provisions contained in Section 15(d) of the Award Agreement are superseded by those contained in Section 7 above. Commencing on the Termination Date, Employee will cooperate in all reasonable respects with Brookdale and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against Brookdale or any of its affiliates, to the extent Brookdale reasonably deems Employee's cooperation necessary. Employee shall be reimbursed for all out-of-pocket expenses incurred by Employee as a result of such cooperation. With respect to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought against Employee in connection with his employment by Brookdale, Brookdale will honor, and proceed in accordance with, its Bylaws and its Indemnification Agreement with Employee entered into in November 2005.

10.

Return of Personal Property. Brookdale has promised to return to Employee all items of personal property located at Employer's business premises prior to the Termination Date. Employee promises to return to Brookdale all items of Brookdale property in Employee's possession no later than the Termination Date.

11.

Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To Employer Corporation:	Brookdale Senior Living Inc.
330 North Wabash Avenue, Suite 1400
Chicago, IL 60611
Attention: Chief Executive Officer
With a copy to:

Skadden Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY, 10036-6522
Fax: (212) 735-2000
Attention: Joseph A. Coco, Esq.

To Employee:	Deborah C. Paskin
At address currently on Brookdale's records

With a copy to:
GoodSmith Gregg & Unruh LLP
105 West Adams Street, 26th Floor
Chicago, IL 60603
Attention: Marilee C. Unruh Esq.

Fax: (312) 322-0056

12.

Governing Law and Interpretation. This Agreement shall be governed and controlled by and in accordance with the laws of the State of Delaware without regard to its conflict of laws provision. In the event Employee or Brookdale breaches any provision of this Agreement, Employee and Brookdale affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie in any court of competent jurisdiction in Chicago, Illinois. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against either Party on the basis of sole authorship.

13.

Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for same shall be deemed or construed at anytime for any purpose as an admission by either party of any liability, wrongdoing or unlawful conduct of any kind.

14.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.
15.

Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any prior agreements or understandings between the Parties, except the Indemnification Agreement and except as certain provisions of other prior agreements are specifically incorporated by reference herein. Each Party acknowledges that it has not relied on any representations, promises, or agreements of any kind made to it in connection with the other Party's decision to enter into this Agreement, except for those set forth in this Agreement.

16.

Payments and Withholding. The Parties agree that, if Employee's death precedes the time of certain payments being made hereunder, such payments shall be made to Employee’s estate. All payments hereunder shall be subject to Brookdale's normal practices in complying with applicable withholding requirements, unless Employee provides evidence satisfactory to Brookdale that all applicable requirements can be complied with in a different manner, for example, by Employee's direct payments to the taxing authorities.

17.	Revocation. Employee may revoke this Agreement for a period of seven (7) calendar days following the day that Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1600, Chicago, IL 60611, as follows: "I hereby revoke my acceptance of our Agreement." The revocation must be personally delivered to Brookdale's Chief Executive Officer or mailed to his office at the above address and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND THE GENERAL RELEASE CONTAINED HEREIN AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES CONTAINED HEREIN AND TO RECEIVE THE CONSIDERATION SET FORTH HEREIN, EMPLOYEE KNOWINGLY AND VOLUNTARILY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date first written above:

BROOKDALE SENIOR LIVING INC.

By:	/s/ Mark J. Schulte____________
Name:	Mark J. Schulte
Title:	Co-Chief Executive Officer

EMPLOYEE

By:	/s/ Deborah C. Paskin_________
Deborah C. Paskin

Exhibit A

Final Separation Agreement

This will confirm the understanding of "Employee" and "Brookdale" (as defined in the Separation Agreement and General Release entered into between them as of September ___, 2006 (the "Separation Agreement") and their final agreement (this “Final Separation Agreement”) with respect to the termination of Employee's employment with Brookdale:

1.

A form of this Final Separation Agreement was attached to the Separation Agreement. The Separation Agreement (including, but not limited to the release of all Claims, as set forth and defined in Section 3 of the Separation Agreement) is hereby incorporated and made a part of this Final Separation Agreement. Employee affirms that Employee has been paid and has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and benefits to which Employee may be entitled (other than payments to be provided after the Termination Date in accordance with the Separation Agreement and this Final Separation Agreement) and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and benefits are due to Employee (other than payments to be provided after the Termination Date in accordance with the Separation Agreement and this Final Separation Agreement). Employee agrees that, with Employee's execution of this Final Separation Agreement (and upon the provisions of this Final Separation Agreement becoming effective and enforceable after the revocation period described in Section 3 hereof has passed), the release of Claims in Section 3 of the Separation Agreement shall cover any and all Claims associated with Employee's entire employment with Brookdale and Employee's actual separation from such employment, including, but not limited to, any Claims arising from the date on which Employee initially signed the Separation Agreement through Employee's last day of employment with Brookdale. Brookdale for itself, its officers, directors, successors, affiliates, agents, employees and assigns, both in their individual and representative capacities, hereby voluntarily, knowingly and willfully forever releases and discharges Employee, Employee's agents, attorneys, representatives, heirs and assigns from any and all claims, whether or not known, accrued, vested or ripe, that Brookdale has or may have against Employee arising from or in any way related to Employee's service with Brookdale up to and including the date of execution of this Agreement or the termination of that employment relationship in accordance with the contractual provisions of this Agreement, including, but not limited to, any such claim for an alleged violation of any federal, state or local law, regulation or ordinance; any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement) or a covenant of good faith and fair dealing; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding the foregoing, nothing in this Final Separation Agreement shall release or waive any rights or claims Brookdale may have (i) under the terms of this Final Separation Agreement or (ii) as a result of any unlawful or fraudulent conduct by Employee.

2.	Subject to this Final Separation Agreement having been completely executed and delivered and the revocation period described in Section 3 hereof having passed, 45,368 of the restricted shares subject to the Award Agreement shall become fully vested as of the Termination Date and shall be delivered as soon as practicable after such date (the "Final Separation Payment"), which vesting shall be in addition to the vesting provided in Sections 2(a) and 2(b) of the Separation Agreement. Employee agrees that the Final Separation Payment is consideration in addition to any amounts to which Employee is already entitled and that this consideration is adequate and satisfactory in exchange for the assurances Employee makes in this Final Separation Agreement.

3.

Employee acknowledges Employee has been given more than twenty-one (21) days to consider entering into this Final Separation Agreement and that Employee has seven (7) days after Employee's execution of this Final Separation Agreement to revoke such execution. Any revocation within this period must be submitted, in writing, to Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1600, Chicago, IL 60611, "I hereby revoke my acceptance of our Final Separation Agreement." The revocation must be personally delivered to Brookdale's Chief Executive Officer or mailed to his office at the above address and postmarked within seven (7) calendar days of execution of this Final Separation Agreement. This Final Separation Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. No provision of this Final Separation Agreement, including Brookdale's obligations under Section 2 hereof, shall become effective or enforceable, until Employee's right of revocation has been fully extinguished.

5.	Employee acknowledges Employee's last day of employment with Brookdale coincided with or preceded Employee's signing of this Final Separation Agreement.

6.	In the event of Employee's death prior to the execution of this Final Separation Agreement, it may be executed by a representative of Employee's estate.

Employee	Brookdale Senior Living Inc.
_______________________	By: _____________________
Deborah C. Paskin

Date: _____________________	Date: ___________________